Exhibit 99.1

Press Release

I-many Reports Preliminary First Quarter 2008 Financial Results

EDISON, N.J., April 8, 2008 — I-many, Inc. (NASDAQ:IMNY), the leading provider of advanced Contract Lifecycle Management (CLM) solutions for managing corporate commitments, reported preliminary financial results for the first quarter ended March 31, 2008.

Preliminary GAAP Financial Results

On a generally accepted accounting principles (GAAP) basis, net revenues in the first quarter 2008 are estimated to total $7.4 million, a decrease of 36% from $11.5 million reported in the prior quarter, and a decrease of 12% from $8.4 million reported the same period a year ago.

Loss per share is expected to be approximately ($0.10) per share as compared to ($0.02) at the end of the previous quarter and ($0.09) at the end of the first quarter of 2007. The company is still completing the purchase accounting related to the acquisition of the ClaimRight technology from Global Health Exchange. Onetime expenses for in-process research and development related to the acquisition are expected to total $0.01 to $0.02 per share and are included in the loss per share figure above.

Because additional time is required for I-many to complete the purchase accounting related to its acquisition of the ClaimRight software business from Global Healthcare Exchange in February 2008, this press release does not contain information related to first quarter 2008 expenses or complete earnings. Accordingly, no profit and loss statement or balance sheet is included. On May 1, 2008, I-many will announce complete first quarter 2008 financial results.

Quarter-end cash, restricted cash and short-term investments totaled an estimated $20.6 million, as compared to $29.0 million at the end of the previous quarter and $15.7 million at the end the first quarter of 2007. Cash was used during the first quarter to pay expenses accrued at year end 2007, which was approximately $1.8 million. Additionally, approximately $1.6 million was used during the quarter for the acquisition of the ClaimRight software business from Global Healthcare Exchange. About $1.1 million was used to pay the financing fees and other costs related to the company’s financing completed in December 2007.

Results by Revenue Category

Recurring revenue generated from software subscriptions, maintenance, support and hosting totaled an estimated $4.9 million in the quarter, a decrease of 12% from $5.6 million in the prior quarter and an increase of 11% from $4.4 million reported in the same quarter a year ago.

Services revenue from professional services totaled an estimated $2.2 million, a decrease of 41% from $3.8 million in the prior quarter and a decrease of 25% from $3.0 million reported in the same period a year ago.

License revenue, representing one-time perpetual license fees from product sales, totaled an estimated $205,000, a decrease of 90% from $2.1 million in the prior quarter and a decrease of 78% from $940,000 reported in the same period a year ago.

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it continues to change its licensing mix to include software subscriptions. (See “Use of Non-GAAP Financial Information,” below.)

This includes the gross value of license contracts signed that the company calls “bookings,” which totaled $518,000 in the first quarter of 2008. This represents a decrease of 88% from $4.2 million signed in the prior quarter and a decrease of 86% from $3.6 million signed in the first quarter of 2007.

“It’s important to recognize that our quarter-to-quarter revenue growth has never been smooth, and for that reason we do not provide quarterly guidance,” noted John A. Rade, chairman, president and CEO of I-many. “We explained earlier this year that while demand is strong for our products, many deals in our pipeline appeared to be for large, perpetual licenses and these can have a more complex buying process than smaller deals. This, together with the nature of our business to pursue large contracts with some of the world’s largest corporations, can cause delays. We didn’t lose any deals this quarter, but unusual timing prevented the closing of several of them. We therefore see the full year guidance issued in February remaining on track, as we pursue these deals to closure.”

Continued Rade, “We do not see our first-quarter results reflecting any weakening in market demand or issues with our business model after six sequential quarters of revenue growth; in fact, with the announcement of our new vertical targeting the medical device market, we believe our prospects for growth have never been stronger. Recurring revenues also stayed on track after unusual events made last quarter’s recurring revenues exceptionally strong, once again proving the value of a strong recurring revenue component of the business and its ability to provide stability.

“While I-many has not issued quarterly guidance, we strive for transparency with our investors and believe they would appreciate an advance look at some of this information sooner than our usual date for announcing quarterly results.”

Conference Call

I-many will hold a conference call to discuss these preliminary first quarter 2008 results today at 6:00 p.m. Eastern Time. I-many Chairman, President and CEO John A. Rade and CFO Kevin M. Harris will host the presentation, followed by a question and answer period.

Dial-In Number: 1-800-762-9441

International: 1-480-248-5081

Conference ID#: 3866796

The call is also being webcast and will be accessible via I-many’s investor section at www.imany.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at (949) 574-3860.

A replay of the call will be available approximately 30 minutes after the end of the call and until April 14, 2008:

Toll-free replay number: 1-800-406-7325

International replay number: 1-303-590-3030

Replay Pin#: 3866796

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management has included a table that shows the results for the first quarter 2008 compared to the comparable periods in 2007 for new license transactions including subscription contracts, the recognition into reportable revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current license revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many, Inc. is a leading provider of contract management software and services for the enterprise. With more than 280 customers across 21 industries worldwide, I-many is enabling businesses to manage the entire contract lifecycle, from pre-contract processes and contract management to active compliance and contract optimization. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk that these preliminary results will be modified during our auditor’s complete review of our first quarter financial statements; the risk that in-process research and development charges from our acquisition of the ClaimRight technology from Global Health Exchange could be larger than estimated; the risk that license and other transactions that the Company believes did not occur during the first quarter due to timing issues might not happen as forecasted, or at all, the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower revenue in current periods and less cash than predicted in the near term; the risk of lower demand for the company’s new products than management anticipates; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

Reconciliation of Gross Value of License Bookings to Reportable License Revenue
	Three Months (Quarter) ended
	3/31/2007	6/30/2007	9/30/2007	12/31/2007	3/31/2008
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$3,296	$5,200	$3,462	$3,586	$298
Industry Solutions	306	4	423	644	220

	3,602	5,204	3,885	4,230	518
Add License revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences	0	850	207	767	0
Industry Solutions	0	110	609	142	0

	0	960	816	909	0
Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	2,436	4,069	2,434	2,396	190
Industry Solutions	226	0	63	641	123

	2,662	4,069	2,497	3,037	313

License revenue recorded:
Health and Life Sciences	860	1,981	1,235	1,957	108
Industry Solutions	80	114	969	145	97

	$940	$2,095	$2,204	$2,102	$205

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc. 949-574-3860

Ron Both, ron@liolios.com

Geoffrey Plank, geoffrey@liolios.com